Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC.  ANNOUNCES UPDATE ON TAX EXAMINATION

LOWELL, ARKANSAS, December 22, 2003 -  J.B. Hunt Transport Services, Inc. (NASDAQ:  JBHT) announced today that on December 15, 2003, the Company received from the Internal Revenue Service (“IRS”) a revenue agent’s report summarizing adjustments proposed by the IRS arising from its audit of our 1999 and 1998 income tax returns.  The report concludes the first stage of an examination by the IRS that commenced in October of 2002.  The only issue raised in the IRS report relates to the tax treatment of a portion of certain sale/leaseback transactions, which were executed at the end of 1999.  We had previously disclosed in various filings with the Securities and Exchange Commission that we had filed a voluntary disclosure statement for these transactions with the IRS.

The IRS proposes to disallow the tax benefits associated with the transactions based on their interpretation of existing tax laws and court precedents.  We believe the transactions conform with applicable tax law and we intend to vigorously defend against the IRS position using all administrative and legal processes available.  We have received the IRS Notice of Proposed Assessment and, as a result, we have 30 days to appeal the matter.  If a resolution of the matter cannot be reached in the appeals process, the IRS will forward a ninety-day letter, also known as a Notice of Deficiency.  A resolution of the dispute could occur at any point in this procedure or could extend through a trial and court appeals.

If we are unsuccessful in defending this transaction, we could owe additional taxes and interest.  Using computations as of December 31, 2003, we believe that our maximum exposure could be approximately $39 million.  This exposure would result if the IRS succeeded in disallowing 100% of our tax benefits from the transaction.  We do not expect to settle this dispute if such a settlement would result in loss of any tax benefits realized.  The ultimate amount of tax benefits available to us will be dependent upon the decisions of the various administrators and courts in which these issues are resolved.  Additional factors that could affect the tax benefits realized by us include:  court decisions concerning the contested issues, any change in or addition to the IRS position on or theories of the contested issues, other issues affecting our case or additional actions taken by the IRS affecting rules or procedures applicable to our case.

J.B. Hunt Transport Services, Inc. is one of the largest transportation logistics companies in North America with annual revenues of more than $2 billion.  The Company operates more than 10,750 trucks and approximately 46,000 trailers and containers.  J.B. Hunt creates supply chain value through a variety of engineered, optimal solutions that include truckload and intermodal transportation services, dedicated fleet management, electronic commerce and logistics management.  The Company’s stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2002.  We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties on our website:  www.jbhunt.com